Exhibit 99.2

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EDITED TRANSCRIPT

GRMH.QBB—Q3 2012 Graymark Healthcare, Inc. Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 13, 2012 / 9:30PM GMT

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NOVEMBER 13, 2012 / 9:30PM, GRMH.QBB - Q3 2012 Graymark Healthcare, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kim Rogers Genesis Select—IR

Stanton Nelson Graymark Healthcare Inc.—CEO

Daryl Royer Graymark Healthcare Inc.—COO

Mark Kidd Graymark Healthcare Inc.—CFO

CONFERENCE CALL PARTICIPANTS

Andy Carruthers Bagley Securities—Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to your Graymark Healthcare Incorporated Q3 2012 Earnings Conference Call. At this time, all participants will be in a listen only mode. Later we will conduct a question and answer session instructions will be given at that time.

(Operator Instructions)

As a reminder, today's conference is being recorded. Now I would like to introduce your first post for today, Kim Rogers.

Kim Rogers—Genesis Select—IR

Good afternoon, everyone, and thank you for participating in today's conference call to discuss Graymark Healthcare's financial results for the third quarter ended September 30, 2012, as well as the announcement made it this morning regarding the investment in Graymark by a third-party.

I am Kim Rogers. I am with Genesis Select, the IR firm for Graymark Healthcare. We'd like to apologize if you have not been able to view this afternoon's press release with the third quarter financial results. Due to some formatting issues with Globe newswire there was a delay in getting the press release to the wire but it should be hitting the newswire shortly. You should be able to view that during the call. Again, we do apologize for that delay.

Joining us on the call today are Graymark Healthcare CEO, Mr. Stanton Nelson along with Daryl Royer, the CEO of SDC, our principal operating subsidiary, as well as Graymark's CFO, Mark Kidd.

Following the prepared remarks we will open the call for questions. Before we begin the conference today I would like to take a moment to read the company's safe Harbor statement. Statements made during the call today include forward-looking statements that are based on the company's current expectations, forecasts, and assumptions.

Forward-looking statements involve risk and uncertainties that could cause actual outcomes and results to differ materially from the Company's expectations, forecasts, and assumptions.

These risks and uncertainties include risks that the company's actual results materially differ from its expected results, that the company is unable to raise additional debt or equity to continue normal operations, that the company is unable to continue as an ongoing concern, that the announced investment by OHP is not completed in a timely manner or at all, that the company is unable to complete a transaction or with Foundation in any manner, risks and uncertainties not in control of the company including without limitation the current economic climate and other risks and uncertainties, and other risks and uncertainties enumerated and described in the company's annual report on Form 10-K for the year ended December 31, 2011, the other filings with the Securities and Exchange Commission which filings are available on the SEC website at www.sec.gov.

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NOVEMBER 13, 2012 / 9:30PM, GRMH.QBB - Q3 2012 Graymark Healthcare, Inc. Earnings Conference Call

Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

I would like to remind everyone that the webcast of this call will be available for replay via the investor relations section of Graymark’s website at www.graymarkhealthcare.com. Now I would like to turn the call over to the company’s CEO, Mr. Stanton Nelson.

Stanton Nelson—Graymark Healthcare Inc.—CEO

Thank you Kim and thank you for joining us today to discuss our third-quarter 2012 results. Before I discuss the third-quarter results I would like to update you on some company news.

Earlier today we announced an equity investment from Oklahoma Health Partners, OHP, into Graymark Healthcare and also stated that our company has embarked on cost-cutting measures that will save the company $2 million in 2013.

The funds from the investment will be used for general purposes and ongoing operations. As Darrell will discuss later our focus currently is to right size the company and to become EBITDA positive in 2013. Recently we embarked on a number of initiatives to move our company towards this goal. As I've mentioned on our last call, we instituted a cost-cutting plan to save the company about $1.2 million in 2012 that was fully in place as of October 1.

As we look towards 2013, our management team and board felt it was necessary to reduce costs further in order to achieve our goal of becoming EBITDA positive. As you may have read in the press release this morning announcing the investment by OHP we are implementing a new cost reduction plan that will save our company an additional $2 million during 2013 by further reducing labor costs, corporate expenses, and bad debt.

Lastly, I wanted to address the status of the Foundation transaction. We did not meet the necessary deadline to close the transaction by October 31, 2012. As stated in the 8-K released on November 2, we were unable to obtain the necessary third-party consents to consummate the transaction.

As a result, we were unable to meet all of the conditions in our plan of NASDAQ compliance and on November 6 we were delisted from NASDAQ. Following the delisting our securities now traded on the OTCQB market under the same symbol GRMH.

We intend to continue to file periodic reports with the SEC pursuant to the requirements of the securities exchange act of 1934 as amended. While we still have ongoing discussions with Foundation, there are no guarantees of transaction will be completed. I continue to believe a merger of the two companies would be very beneficial for both parties. However, our team remains focused on achieving profitability as a standalone company as soon as possible.

I would now like to turn the call over to Darrell to discuss third-quarter results and expand on the savings initiatives I mentioned earlier. Darrell.

Daryl Royer—Graymark Healthcare Inc.—COO

Thank you Stanton and good afternoon everyone. Since becoming the Chief Operating Officer of SDC in July I knew one of the first items I needed to address would be streamlining costs through improved efficiencies and enhanced processes. In the third quarter we executed several initiatives towards these goals.

Our first was a process change in our sleep study scoring process saving the company an average of $25,000 per month. This change took place in September with realization of the savings in October.

In our durable medical equipment division or DME we made significant strides in improving verification of benefits and pre-authorizations having an impact on our bad debt expenses by reducing denied claims. Also in our DME division we have centralized portion of a resupply program but with October results showing an almost 8% growth in volume over our year to date run rate.

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NOVEMBER 13, 2012 / 9:30PM, GRMH.QBB - Q3 2012 Graymark Healthcare, Inc. Earnings Conference Call

We are continuing initiatives in Q4 with additional reductions in SG&A costs by looking at processes and capacities in all areas of the business.

With a combined cooperation of all departments we were able to make reductions in force in the beginning of November which will total approximately $80,000 in additional monthly SG&A savings.

We are also aggressively working on reductions in bad debt including more aggressive upfront collection programs to bring a significantly higher percentage of our patient co-pays and deductibles in the door before we perform services and utilize extended back office opportunities to expand our collection capacity again working to reduce our outstanding aging AR.

As part of a rightsizing initiative, we are also reviewing all nonprofitable locations with the potential to close locations that are drawing on cash today allowing us to put greater focus on profitable locations.

We are combining all of these initiatives are with improved accountabilities in all areas of spending including everything from clinical supplies used in our labs to office supplies and travel expenses.

Addressing some specific details of the third quarter we continued our efforts to drive business to existing labs. In an article study volume was up 2% in Q3 over Q2 even though we continue to look for ways to ramp up our newer operations.

Even though our DME volume in Q3 was down somewhat over Q2, we were able to minimize the impact to revenue. We achieved this by making significant strides in clearing our health claims reducing a total number of held claims by 56%.

With our billing and DME teams working closely together, we improved our processes allowing us to immediately identified as needing additional billing documentation and support reducing the overall time to get our claims processed to our payers.

Our revenue from resupply shipments continue to perform well throughout the quarter. Although our third quarter results were below our expectations, given the changes I have outlined above we should see better results in the fourth quarter.

My senior staff and I are currently preparing our budget for 2013 and understand that the diligence required to right size organization. My team and I are committed to this goal and look forward to making our road to profitability a success.

I will now turn the call over to Mark Kidd to discuss financial results.

Mark Kidd—Graymark Healthcare Inc.—CFO

Thank you Darrell and good afternoon everyone. For the quarter ended September 30, 2012, net revenues were $4.3 million a decrease of 4% from $4.5 million in the third quarter of 2011. Our net revenues are comprised of both our services revenues which include sleep diagnostic studies performed and sleep therapy and product sales which included the sales CPAP equipment and the sale of disposable supplies related to the use of CPAP equipment.

Net revenues from our sleep diagnostics business a decreased 4% to $3.2 million compared to $3.3 million in the year ago quarter which was primarily due to the continued shift of patients to hospital outreach facilities which have lower average revenue per sleep study but higher net earnings due to lower facility and other fixed overhead costs.

During the third quarter of 2012 we continue to focus on increasing patients sleep study volumes by increasing both referral levels and conversion rates maximizing the use of available capacity and compressing the elapsed time from when a referral is received and when we render the service.

As a result, sleep study volume increased 2% to 4247 studies from the 4185 studies in the second quarter of this year. Sleep study volume was flat year-over-year with 4247 studies in the third quarter of 2012 compared to 4245 studies in the third quarter of 2011.

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NOVEMBER 13, 2012 / 9:30PM, GRMH.QBB - Q3 2012 Graymark Healthcare, Inc. Earnings Conference Call

Net revenues from our sleep therapy product sales decreased 6% to $1.1 million compared to $1.2 million in the year ago quarter. The decrease was due to a reduction in CPAP setup and patient mix fluctuations that resulted in lower reimbursement levels for both CPAP setups and resupply shipments.

In addition to our customary quarterly shipments during the third quarter of 2011 we initiated monthly shipments where permitted by payers resulting in lower average revenues per shipment as monthly shipments are significantly smaller and dollar amount. However, recent volume increased 11% to 3443 packages shipped compared to 3110 packages shipped in the year ago quarter.

SG&A expenses for the 1145 increased 6% to $3.5 million compared to $3.3 million in the year ago quarter. The increase was primarily due to increased legal and professional fees and other expenses related to the foundation transaction of $0.3 million.

Our bad debt expense for the third quarter of 2012 decreased 4% to $372,000 compared to $387,000 in the year ago quarter. Bad debt expense is a percent of net revenues continues to be a focus point and as Darrell stated we are implementing improvement in our collection processes that we expect will significantly reduce our bad debt expense of 2013.

Our loss from continuing operations net of taxes in the third quarter of 2012 was $2.0 million compared to a loss of $1.6 million in the year ago quarter. Net loss attributable to Graymark was $2.2 million or $0.15 per share in the third quarter of 2012 compared to a net loss of $1.6 million or $0.10 per share in the year ago quarter.

EBITDA from continuing operations in the third quarter of 2012 was a loss of $1.4 million compared to a loss of $1.0 million in the year ago quarter.

Moving toward the balance sheet, on September 30, 2012, cash and cash equivalents totaled $0.1 million compared to $4.9 million on December 31, 2011. The primary usages of cash flow during the quarter included cash required to fund the losses from continuing operations, increases in accounts receivable, and repayment of debt.

As of September 30, 2012 our total debt was $18.6 million compared to $19.3 million on December 31, 2011. A reduction in outstanding debt is primarily due to principal payments made relating to our main credit facility with [R-Vest bank].

On October 30, 2012 [Hyde Bailey LLP], our independent accountant, informed us that effective on the earlier of November 19, 2012 or the date on which we file our quarterly report on form 10-Q for the quarterly period ended September 30, 2012, Hyde Bailey is resigning as the independent registered public accounting firm for the company.

Hyde Bailey communicated to the company and that their decision to resign is a reflection of that their evaluation of available resources to continue to serve as the company's auditor in the current and future direction of its SEC and PCAOB practice.

Our audit committee is in the process of engaging a new independent registered public accounting firm for the year ending December 31, 2012. I will now turn the call back over to Stanton.

Stanton Nelson—Graymark Healthcare Inc.—CEO

Thank you Mark and now I would like to turn the call back to the operator for questions from the group.

QUESTIONS AND ANSWERS

Operator

Okay. (Operator Instructions). We will just give it a moment and we will take our question from [Andy Carruthers] from [Bagley Securities]. Please go ahead Andy.

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NOVEMBER 13, 2012 / 9:30PM, GRMH.QBB - Q3 2012 Graymark Healthcare, Inc. Earnings Conference Call

Andy Carruthers—Bagley Securities—Analyst

Can you tell us what were some of the problems with not being able to close the foundation health deal?

Stanton Nelson—Graymark Healthcare Inc.—CEO

Yes Andy. As I mentioned earlier in my statements, we did not receive the necessary consents to consummate the third-party consents to consummate the transaction. Andy, I will tell you that both parties continue to discuss options but as I also mentioned in my statements and there are no guarantees the transaction will close but we continue to work closely with foundation looking for options to do so.

Andy Carruthers—Bagley Securities—Analyst

So both of the boards agreed it to the transaction but it was some of the lenders and that couldn't get to go along with it?

Stanton Nelson—Graymark Healthcare Inc.—CEO

There were numerous third-party consents that were required. I can't speak for their board, but obviously our board did approve the transaction but it was more related to third-party consents and standing getting their consents to approve the transaction.

Andy Carruthers—Bagley Securities—Analyst

And with the current financing that you did with the negative EBITDA and that you are running, how far do you think that will enable you to get down the road?

Stanton Nelson—Graymark Healthcare Inc.—CEO

I will let Mark take the question in terms of cash. Mark, you want to take that?

Mark Kidd—Graymark Healthcare Inc.—CFO

Sure. Thanks Stanton. After the receipt of the $650,000 that Stanton discussed, we estimate that we have enough cash to operate into the first quarter of 2013. During that time we will be constantly evaluating our cash needs including analyzing the benefits from the cost savings that Stanton and Darrell discussed in their comments. During that time, we may or may not need to raise additional cash in 2013.

Andy Carruthers—Bagley Securities—Analyst

Okay.

Operator

Okay, thank you. Again, ladies and gentlemen, for any questions or comments, press the star followed by the one key to be placed into the question queue. At the moment I am showing no further questions.

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NOVEMBER 13, 2012 / 9:30PM, GRMH.QBB - Q3 2012 Graymark Healthcare, Inc. Earnings Conference Call

Stanton Nelson—Graymark Healthcare Inc.—CEO

Thank you for joining us today and we look forward to having you on our fourth-quarter call in early 2013. We appreciate all of the support our investors have shown through the challenges we have faced lately but are dedicated to rightsizing our company and delivering much better results in the future. Thank you again for your time.

Operator

Okay ladies and gentlemen, this does conclude your conference. You may now disconnect and have a great day.

Stanton Nelson—Graymark Healthcare Inc.—CEO

Thank you.

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